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                                                                 EXHIBIT (M)(10)


                              AMENDED AND RESTATED
                         DISTRIBUTION AND SERVICES PLAN
                             PURSUANT TO RULE 12b-1


                  This Plan (the "Plan") constitutes a DISTRIBUTION AND SERVICES PLAN of ABN AMRO Funds, a Delaware business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates to the shares of beneficial interest ("Shares") of the Trust's investment portfolios and classes identified on Schedule A hereto, as such Schedule may be amended from time to time (individually referred to as a "Fund" and collectively, the "Funds").

                  Section 1. Each Fund shall pay the Funds' distributor (the "Distributor") a fee in an amount not to exceed on an annual basis 0.75% of the average daily net assets of each Fund"" attributable to Class C Shares and a fee in an amount not to exceed on an annual basis 0.50% of the average daily net assets of each Fund attributable to Class R Shares (each a "Fee" and collectively, the "Fees") for the following: (i) payments the Distributor makes to other institutions and industry professionals, broker-dealers, a Fund's investment adviser or sub-adviser (the "Adviser") and its affiliates and subsidiaries and the Distributor and its affiliates or subsidiaries (collectively referred to as "Participating Organizations"), pursuant to an agreement in connection with providing administrative support services to the holders of a Fund's Shares; (ii) payments to financial institutions and industry professionals (such as insurance companies, investment counselors, accountants and estate planning firms, banks and savings and loan associations), broker-dealers, the Adviser and its affiliates and subsidiaries, and the Distributor and its affiliates and subsidiaries in consideration for distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to commissions paid in connection with the sale of a Fund's shares, printing and distributing Prospectuses to persons other than current shareholders of a Fund, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Fund's Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; or (iii) services rendered by the Distributor pursuant to the Distribution Agreement between the Trust and the Distributor.

                  Section 2. The Fees shall be accrued daily and payable monthly, and shall be paid by each Fund to the Distributor to compensate the Distributor for services rendered pursuant to Section 1.

                  Section 3. The Plan shall not take effect with respect to a Fund or Class until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund or Class, if adopted after any public offering of the voting securities or the sale of such securities of the Fund or Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters.




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                  Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both
(a) the Board of Trustees of the Trust and (b) the "Disinterested Trustees" (as defined below) cast in person at a meeting called for the purpose of voting on the Plan or such agreements.

                  Section 5. This Plan shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4, unless earlier terminated in accordance with the terms hereof.

                  Section 6. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to Section 1 and the purposes for which such expenditures were made.

                  Section 7. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the outstanding voting securities of that Fund or by vote of a majority of the "Disinterested Trustees" (as defined below).

                  Section 8. Payments by the Distributor to a Participating Organization shall be subject to compliance by the Participating Organization with the terms of an agreement with the Distributor. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

                  A. That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of that Fund or Class, on not more than 60-days' written notice; and

                  B. That such agreement shall terminate automatically in the event of its assignment.

                  Section 9. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to a Fund or Class without approval in the manner provided in Sections 3 and 4 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

                  Section 10. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Agreement shall provide to the Distributor and the Board of Trustees of the Trust or its designees, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.



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                  Section 11. For the purposes of determining the amounts
payable under this Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's current Prospectus as then in effect.

                  Section 12. As used herein, (a) the term "Disinterested Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it and (b) the terms "affiliated persons," "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

                  Section 13. Pursuant to Section 2.10 of the Trust Instrument dated September 8, 1993 and as filed with the Secretary of State of the State of Delaware on September 10, 1993, the obligations of the Trust stated under this Plan are limited to the assets of the Trust or Fund, as the case may be, and each Shareholder of the Trust and of each Fund shall not be personally liable for any debts, liabilities, obligations and expenses arising hereunder.

Dated as of June 20, 2002
As Amended: September 19, 2002


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                                     AMENDED
                                   SCHEDULE A

                     DISTRIBUTION AND SERVICES PLAN (12b-1)
                                OF ABN AMRO FUNDS

Below are listed the Trust's investment portfolios and classes to which this Distribution and Services Plan relates as of the date hereof.


               ABN AMRO/Chicago Capital Growth Fund - Class C Shares ABN AMRO/Chicago Capital Growth Fund - Class R Shares ABN AMRO/Montag & Caldwell Growth Fund - Class R Shares

This Schedule A may be amended from time to time upon approval of the Board of Trustees of the Trust including a majority of the Disinterested Trustees and, if required pursuant to the 1940 Act or as provided herein, by vote of a majority of the outstanding shares of beneficial interest affected.


As of June 20, 2002
Amended: September 19, 2002



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